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                                                                    EXHIBIT 4.14

                               AMENDMENT NO. 10 TO
                      AMENDED AND RESTATED CREDIT AGREEMENT

   This Amendment No. 10 to Amended and Restated Credit Agreement (this "AMENDMENT"), dated as of February 4, 2005 but effective as of December 31, 2004, is entered into by and between SIFCO INDUSTRIES, INC. (the "BORROWER") and NATIONAL CITY BANK (the "BANK") for the purposes amending and supplementing the documents and instruments referred to below.

                                   WITNESSETH:

   WHEREAS, Borrower and Bank are parties to an Amended and Restated Credit Agreement made as of April 30, 2002, as amended from time to time (as amended, the "CREDIT AGREEMENT" providing for $6,000,000 of revolving credits; all terms used in the Credit Agreement being used herein with the same meaning); and

   WHEREAS, Borrower and Bank desire to further amend certain provisions of the Credit Agreement to, among other things, (a) amend and/or waive certain financial covenants applicable thereto, and (b) supplement certain of the covenants therein;

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION I - AMENDMENTS TO CREDIT AGREEMENT

      A. Subsection 2B.16 of the Credit Agreement is hereby amended in its entirety to read as follows:

            2B.16 BORROWING BASE - (i) Borrower and Bank agree that the granting of Subject Loans shall be subject to a Borrowing Base (defined below) pursuant to a borrowing base report, to be in form and substance satisfactory to Bank, and submitted to Bank on a monthly basis, along with a receivables and payables report, by the 20th day of each month. No Subject Loan shall be made if, after giving effect thereto, the aggregate unpaid principal balance of the Subject Loans would exceed the lesser of the amount of the Subject Commitment then in effect or the amount of the Borrowing Base then in effect.

            (ii) The borrowing base ("Borrowing Base") shall be an amount equal to eighty percent (80%) of eligible accounts receivable of Borrower and the Domestic Subsidiaries plus fifty percent (50%) of eligible finished goods inventory of Borrower and the Domestic Subsidiaries.

      B. Subsection 3B.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following subsections 3B.01 and 3B.02:

            3B.01 TANGIBLE NET WORTH - Borrower shall not suffer or permit the Tangible Net Worth of the Reporting Group, as of the end of any month, to be less than the required minimum amount. The required minimum amount shall be $27,000,000 effective as of the date of this Amendment. The required minimum amount shall increase as of the last day of each fiscal year of Borrower, commencing with fiscal year ending September 30, 2005, by an amount equal to 50% of the consolidated Net Income of the Reporting Group for such fiscal year as measured by Borrower's annual audited financial statements for such fiscal year. If Net Income is less than $0 for any fiscal year, the required minimum amount shall not be reduced as of the end of that fiscal year.

            3B.02 FIXED CHARGE COVERAGE - If the aggregate outstanding principal amount of the Subject Loans exceeds $2,500,000.00 during any fiscal quarter of Borrower, Borrower shall not, as of the end of such quarter, suffer or permit the ratio of the aggregate of

                  (a) the Domestic Group's Net Income for the Fixed Charge Coverage Measurement Period, plus

                  (b) the Domestic Group's interest expense for that period, plus

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                  (c) the Domestic Group's federal, state, and local income tax expense, if any, for that period, plus

                  (d) the Domestic Group's depreciation and amortization charges for that period,

            to the aggregate of

                  (i) the Domestic Group's interest expense for the Fixed Charge Coverage Measurement Period, plus

                  (ii) the Domestic Group's federal, state and local income taxes, if any, actually paid for that period, plus

                  (iii) an amount equal to the aggregate of all scheduled principal payments made on Indebtedness for Borrowed Money by members of the Domestic Group during that period, plus

                  (iv) the Domestic Group's aggregate investments (net after trade-ins, sales or liquidations, if any) in fixed or capital assets and leasehold improvements during that period, plus

                  (v) all Distributions paid by members of the Domestic Group during that period to be less than 1.0 to 1.0. Each "FIXED CHARGE COVERAGE MEASUREMENT PERIOD" shall be a period of four (4) consecutive quarter-annual fiscal periods of Borrower ending on the last day of any quarter-annual fiscal period during which the aggregate outstanding principal amount of the Subject Loans exceeds $2,500,000.00; except that the period ending on March 31, 2005 shall consist of the one quarter-annual period ending on that date, the period ending on June 30, 2005 shall consist of the two consecutive quarter-annual periods ending on that date and the period ending on September 30, 2005 shall consist of the three consecutive quarter-annual periods ending on that date.

      C. The following new definitions are hereby added to section 9 of the Credit Agreement:

            "DISTRIBUTION" means a payment made, liability incurred, or other consideration given by any member of the Domestic Group (other than any stock dividend or stock split payable solely in capital stock of that member of the Domestic Group) for the purchase, acquisition, redemption or retirement of any capital stock of that entity or as a dividend, return of capital, or other distribution in respect of the capital stock of that member of the Domestic Group.

            "DOMESTIC GROUP" means Borrower and all of its Domestic
            Subsidiaries.

            "DOMESTIC SUBSIDIARY" means any Subsidiary of Borrower which is organized under the laws of any state or commonwealth of the United States of America.

            "GAAP" means generally accepted accounting principles applied in a manner consistent with those used in preparation of the most recent annual financial statements delivered to Bank under the Credit Agreement.

            "INDEBTEDNESS FOR BORROWED MONEY" means all indebtedness for borrowed money, purchase money indebtedness and with respect to capitalized lease obligations, including each renewal or extension, if any, in whole or in part.

            "NET INCOME" means net income as determined in accordance with GAAP, after taxes, if any, and after extraordinary items, but without giving effect to any gain resulting from any reappraisal or write-up of any asset.

            "REPORTING GROUP" means Borrower and all Subsidiaries of Borrower.

            "SUBSIDIARY" means a corporation or other business entity if shares constituting a majority of its outstanding capital stock (or other form of ownership) or constituting a majority of the voting power in any election of directors (or shares constituting both majorities) are (or upon the exercise of any outstanding warrants, options or other rights would be) owned directly or indirectly at the time in question by the corporation in question or another Subsidiary of that corporation or any combination of the foregoing.

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            "TANGIBLE NET WORTH" means the excess (as determined in accordance with GAAP) of the net book value (after deducting all applicable valuation reserves and without consideration to any re-appraisal or write-up of assets) of all of the Reporting Group's tangible assets (i.e., all assets other than intangibles such as patents, costs of businesses over net assets acquired, goodwill, and treasury shares) over the Reporting Group's Debt.

SECTION II - REPRESENTATIONS AND WARRANTIES

   Borrower hereby represents and warrants to Bank, to the best of Borrower's knowledge, that

      A. None of the representations and warranties made in the Credit Agreement or any Related Writing, (collectively, the "Loan Documents") has ceased to be true and complete in any material respect as of the date hereof; and

      B. As of the date hereof no "Default" has occurred that is continuing under the Loan Documents.

SECTION III - ACKNOWLEDGMENTS CONCERNING OUTSTANDING LOANS

   Borrower acknowledges and agrees that, as of the date hereof, all of Borrower's outstanding loan obligations to Bank are owed without any offset, deduction, defense, claim or counterclaim of any nature whatsoever. Borrower authorizes Bank to share all credit and financial information relating to Borrower with each of Bank's parent company and with any subsidiary or affiliate company of such Bank or of such Bank's parent company.

SECTION IV - REFERENCES

   On and after the effective date of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended hereby. The Loan Documents, as amended by this Amendment, are and shall continue to be in full force and effect and are hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Bank under the Loan Documents or constitute a waiver of any provision of the Loan Documents except as specifically set forth herein.

SECTION V - COUNTERPARTS AND GOVERNING LAW

   This Amendment may be executed in any number of counterparts, each counterpart to be executed by one or more of the parties but, when taken together, all counterparts shall constitute one agreement. This Amendment, and the respective rights and obligations of the parties hereto, shall be construed in accordance with and governed by Ohio law.

   IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be executed by their authorized officers as of the date and year first above written.

SIFCO INDUSTRIES, INC.                           NATIONAL CITY BANK

/s/  Remigijus H. Belzinskas                     /s/  Denise A. Jakubovic
----------------------------                     ------------------------

Name: Remigijus H. Belzinskas                    Name: Denise A. Jakubovic

Title: Corporate Controller                      Title: Assistant Vice President

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